Exhibit 4.4

[Translation for informational purposes only]

CPO DEED

In Mexico City, Federal District, on                     ,                     , two thousand thirteen I, Mr.                     , notary public number                      of the Federal District, hereby certify the ISSUANCE OF NON-REDEEMABLE ORDINARY PARTICIPATION CERTIFICATES denominated “VOLARIS.CPO” (the “CPOs” and each of them, a “CPO”) granted by unilateral declaration of intent Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo (the “Trustee” or the “Issuer”), hereby represented by Mr.                     , a Trust Delegate, as trustee and pursuant to the purposes of the Irrevocable Trust Agreement No.                      dated                     (the “Trust Agreement”), with the consent of                      Institución de Banca Múltiple, Grupo Financiero, División Fiduciaria, (the “Common Representative”), hereby represented by Mr.                     , in order to accept its appointment as Common Representative of the Holders of the CPOs; with the appearance of the National Banking and Securities Commission (“CNBV”), hereby represented by [Mrs. Andrea Fabiola Tinoco Hernández, acting as General Legal Counsel of the Securities Department], in accordance with the following Recitals, Representations and Clauses:

RECITALS

I. UNANIMOUS SHAREHOLDERS RESOLUTIONS

On                      two thousand thirteen, the shareholders of Controladora Vuela Compañía de Aviación, Sociedad Anónima Bursátil de Capital Variable (“Volaris”), by unanimous resolutions resolved, among other matters, the execution of an Irrevocable Trust Agreement which purposes are, among others, the following: (i) the receipt by the Trustee of Series A shares from Volaris resulting from an approved increase of capital stock, as well as other Series A shares contributed directly by any of the current shareholders of Volaris; (ii) the issuance by the Trustee of CPOs referred to, and which have as underlying shares, the Trust Shares (as this term is defined below); (iii) the registration of the CPOs, issued by the Trustee pursuant to the Trust Agreement which have as underlying shares the Series A shares, with the Securities and Exchange Commission (“SEC”) of the United States of America, and the listing in the form of American Depositary Shares (“ADSs”) on the New York Stock Exchange, or the National Association of Securities Dealers Automated Quotation and/or with any other securities authorities or in any other securities market exchange, copy of which is attached hereto under the same number of this instrument and letter A corresponding to it; and (iv) the delivery of the CPOs to the foreign investors entitled to receive them, who otherwise would not be able to acquire directly Series A shares representing the capital stock of Volaris, so that such persons may participate through CPOs (and ADSs) as investors in Volaris, having economic rights but not voting rights, with respect to the underlying Series A shares of the CPOs, a copy of which is attached hereto under the same number of this instrument and letter A corresponding to it.

II. TRUST

On                      two thousand thirteen, Volaris as Settlor, executed with the Issuer, acting as trustee, the Trust Agreement, so that the Trustee may, based on the Volaris Series A shares that are contributed to the Trust as a result of the Trust Agreement, issue the CPOs referred to in this deed under the terms and conditions indicated by the Technical Committee of the Trust Agreement, a copy of which is attached to this instrument with the letter B.

III. TRUST ASSETS

Up to 90% (ninety percent) of the sum of (i) the ordinary, nominative, no par value, Series A shares representing the outstanding capital stock of Volaris, and (ii) the ordinary, nominative, no par value, Series A shares converted from the ordinary, nominative, no par value, Series B shares, representing the outstanding capital stock of Volaris (such shares, together with other Series A shares of Volaris issued in the future, the “Series A Shares”), which may be transferred to the Trustee in the trust, will provide the basis for this issuance of CPOs and such shares may constitute the Common Fund (as defined below) (any of such Series A Shares part of the Common Fund, the “Trust Shares”).

IV. MINUTES OF THE TRUST TECHNICAL COMMITTEE

The Technical Committee in accordance with the Trust Agreement, in the meeting held on                      two thousand thirteen, resolved, pursuant to the authority granted under the Trust Agreement, to carry out this issuance of CPOs (the “Issuance”) according to the terms and conditions indicated in the minutes of such Technical Committee’s meeting, a copy of which is attached to this instrument with the letter C.

V. REPORT

Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo, formulated the report referred to in Article 228 h (two hundred twenty eight h) of the General Law of Negotiable Instruments and Credit Operations (Ley General de Títulos y Valores, herein after “LGTOC”) so that based on the value of the Volaris’ shares underlying the CPOs, the total value of the Issuance be determined, a copy of which is attached to this instrument with the letter D.

VI. AUTHORIZATION OF THE MINISTRY OF ECONOMY

By means of the official communication number DAJCNIE.315.12.769 dated November 6, 2012, supplemented by official communication number                     , dated                      two thousand thirteen, the Ministry of Economy, through the General Office of Foreign Investment, approved the creation of a neutral investment trust having a trust estate formed by Series A Shares (the “Authorization of Foreign Investment”), a copy of which is attached to this instrument with the letter E.

VII. REQUEST TO THE NATIONAL BANKING AND SECURITIES COMMISSION

The Trustee filed a written request to the CNBV requesting approval to carry out this CPOs Issuance, a copy of which is attached to this instrument with the letter F.

VIII. APPROVAL FROM THE NATIONAL BANKING AND SECURITIES COMMISSION

The CNBV issued its approval to carry out the CPOs Issuance referred to in this instrument, a copy of which is attached to this instrument with the letter G.

REPRESENTATIONS

A.	REPRESENTATIONS OF THE ISSUER´S LEGAL REPRESENTATIVE

I. LEGAL CAPACITY. Mr.                     , trust delegate of Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo, evidences the legal existence of such entity and his legal capacity with certified copies of the corresponding instruments, a copy of which are attached to this instrument with the letter H.

II. REPRESENTATION. The Issuer is a sociedad nacional de credito (national credit company) of Mexican nationality, duly incorporated and existing, and authorized to operate as a credit institution, under the terms of the Organic Law and the Law of Financial Institutions, and to act as a Trustee in trusts that have as purpose the issuance of redeemable ordinary participation certificates. The domicile of the Issuer is Mexico City, Federal District and its principal offices are located at Avenida Insurgentes Sur mil novecientos setenta y uno, Colonia Guadalupe Inn, código postal cero mil veinte in Mexico, Federal District.

III. AUTHORITY. The Issuer has the authority to execute this CPO Deed, which does not contravene the terms of the Trust Agreement.

B.	REPRESENTATIONS OF THE REPRESENTATIVE OF THE NATIONAL BANKING AND SECURITIES COMMISION

I. LEGAL CAPACITY. The legal representative of the CNBV represents that he is the [General Legal Counsel of the Securities Department of the CNBV, as evidenced by the terms of the resolutions through which the President of the National Banking and Securities Commission delegates his authority to the Vice-Presidents, General Directors and Managing Directors of the CNBV, published in the Federal Official Gazette on the      day of              of the year two thousand             ] and further represents that such authority has not been revoked or limited in any manner whatsoever.

C.	REPRESENTATIONS OF THE COMMON REPRESENTATIVE

I. LEGAL CAPACITY. The legal representative of the Common Representative, evidences the legal existence of such entity and his legal capacity with certified copies of the corresponding instruments, a copy of which are attached to this instrument with the letter I.

II. APPOINTMENT. The Settlor appointed                     , División Fiduciaria, as Common Representative of the Holders of the CPOs issued in this Issuance.

III. AUTHORITY. The Common Representative has the authority to execute this CPO Deed which does not contravene any applicable law or contractual provision.

IV. VERIFICATIONS. In order to comply with the provisions of Article 228 m (two hundred twenty eight paragraph m), Section XI (Eleventh), and Article 228 r (two hundred twenty eight paragraph r) of the LGTOC, the Common Representative has verified:

1. the creation of the Trust resulting from the Trust Agreement; and

2. the existence of the trust estate resulting from the Trust Agreement referred to in the report which is attached to this deed under the letter J, and the authenticity of such report.

D. DEFINED TERMS. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Trust Agreement.

In witness of the recitals and representations above, the Parties agree to the following:

IN WITNESS OF THE RECITALS AND REPRESENTATIONS ABOVE, the Trustee grants this Issuance pursuant to the following:

CLAUSES

FIRST. Issuance. The Issuer, by unilateral declaration of intent and in order to comply with the Purposes of the Trust and considering the instructions of the Technical Committee of the Trust, issues a total of                      (                    ) CPOs, with a nominal value of                      (                     pesos 00/100 M.N.) for each CPO and with a total nominal value of the Issuance of $                      (                     pesos 00/100 M.N.); such amounts are determined only for the purposes of Article 228 m (two hundred twenty eight paragraph m) of the LGTOC and initially places a total of                      (                    ) CPOs.

The Trustee may increase or decrease the number of outstanding CPOs under this CPO Deed (without the need to amend this CPO Deed), (1) to deliver CPOs derived from contributions, of Series A Shares that any person, as the Settlor by Adhesion or on behalf of a Settlor by Adhesion may carry out, to the Common Fund of this Issuance, including without limitation, Series A Shares contributed by Volaris or any third party, on behalf of Foreign Investors as a result of the conversion of outstanding Series B Shares of Volaris into Series A Shares, and / or (2) to deliver Series A Shares in the account of Indeval indicated by the Mexican Investors upon acquisition of CPOs by such Mexican Investors.

The Trustee may increase the number of CPOs under this Issuance to recognize benefits or returns resulting from the CPOs or any other event affecting the Trust Shares under the terms of subparagraph a) of Article 228 a (two hundred twenty eight subparagraph a) of the LGTOC, as long as such benefits, returns or events have as a consequence an increase in Volaris’ shares in the Trust Estate which is the base of the Issuance and such increase is also based on the following assumptions:

ONE. An increase in the capital stock of Volaris by means of a capitalization of dividends or a payment of dividends with Series A Shares or any other similar event affecting Series A Shares.

TWO. An increase in the capital stock of Volaris subscribed by the Trustee and paid pursuant to the instructions of the Holders of CPOs and resulting from the exercise of the preemptive right provided by Article 132 (one hundred thirty two) of the General Corporations Law or from any other similar right.

In such cases, the Trustee shall follow the following procedure:

(a)	An institution authorized under the LGTOC will prepare an opinion on the new Series A Shares which may be part of the Common Fund of the Issuance.

(b)	The Trustee, based on such opinion, shall request authorization from the CNBV, to increase the number of CPOs under the Issuance and if necessary, Volaris will request the CNBV to update the registration of the Shares and CPOs in the National Registry of Securities (Registro Nacional de Valores, the “RNV”).

(c)	The Trustee, with the appearance of the CNBV and the Common Representative, by unilateral declaration of intent granted before a notary public, will amend only the First Clause of this Deed, to evidence the new number of CPOs to be issued, considering the increase resulting from the corresponding event, of the numerals ONE and TWO above-mentioned, without the need to hold a general meeting of CPO holders, since the rights of CPO holders will not be affected.

(d)	The Trustee will replace the global certificate or the certificates representing the CPOs with one or more new certificates reflecting the new number of CPOs issued. The previous certificate or certificates will be canceled and the new certificate or certificates will be deposited at the Indeval pursuant to Clause Fifth below.

(e)	Each CPO issued will represent a Series A Share, subject to the terms and conditions set forth in Clause Fourth of this Deed.

(f)	The Common Representative will publish an updated notice of the number of CPOs to be issued.

THREE. With respect to the increase of shares by means of any split or by means of any other similar event resulting from any corporate act, the Issuer will exchange the certificates previously deposited at Indeval for new certificates, which shall indicate the corresponding number of CPOs pursuant to the increase of the number of Series A Shares. In order to register the new number of CPOs, the previously issued number will be multiplied by the same multiple used for the Series A Shares, and notice to the CNBV shall be given. Notwithstanding the above, Volaris will have to request to the CNBV the update of the registration of the Series A Shares in the RNV for each of the above-mentioned cases.

To the extent necessary, the Issuer with the appearance of the CNBV and the Common Representative, by unilateral declaration of intent granted before a notary public, will amend this Clause of the CPO Deed only to certify the new number of CPOs issued, provided, that the opinion referred to in the immediately preceding subsection (a) will be required; for the amendment the consent of the holders of the CPOs will not be required since their rights will remain protected without suffering any impairment; provided, however, that if any clause of the Trust Agreement were to be amended, it shall be authorized by the meeting of the CPOs Holders.

SECOND. Common Fund. The Common Fund (the “Common Fund”) of this Issuance is formed with:

(a) The Series A Shares initially contributed to the estate Trust consisting of                      (                    ) Series A Shares which value was established in the report made in accordance with the terms of Article 228 h (two hundred twenty eight h) of the LGTOC.

(b) The rest of the Series A Shares received by the Trustee from other shareholders of Volaris or from third parties acting on behalf of the shareholders of Volaris (including Series B Shares converted into Series A Shares) for the exchange of such shares for CPOs issued by the Trustee in accordance with the terms and conditions agreed in the Trust Agreement.

The Trustee will integrate to the Common Fund of the Issuance, the Series A Shares which the Adhesion Settlors, or any other third party on their behalf, contribute at any time during the term of the Trust Agreement.

(c) the Series A Shares subscribed by the Trustee in proportion to the number of Series A Shares held by the Trustee, as a result of a capital increase by new contributions resolved by the shareholders meetings of Volaris, as long as it timely receives the necessary funds from the holders of the CPOs.

(d) the Series A Shares received by the Trustee in proportion to the number of Shares Series A held by the Trustee, as a result of a capital increase through capitalization of capital premiums, profits and other equity items that can be legally capitalized, resolved by the shareholders meeting of Volaris.

(e) the Series A Shares received by the Issuer as a result of payment of dividends payable in Series A Shares.

(f) any and all Series A Shares received by the Trustee for any other reason.

THIRD. Date of the Issuance.

The date of Issuance of the CPOs will be on                      , 2013.

FOURTH. Characteristics of the CPOs.

The CPOs will have the following characteristics:

(a)	will be negotiable instruments and will contain a reference indicating that such instruments are non- redeemable ordinary participation certificates.

(b)	will be nominative;

(c)	will be non-redeemable;

(d)	for the purposes described under Article 228 m (two hundred twenty eight m) of LGTOC, will contain an indication of their nominal value;

(e)	pursuant to the terms of Article 228 k (two hundred twenty eight k) of LGTOC, the Trustee will not be obligated to pay to the holders the nominal value of the CPOs;

(f)	will not have any guaranteed fixed return;

(g)	will confer to their holders the rights indicated in Clauses Sixth and Seventh below;

(h)	will contain all other requirements and mentions set forth in Article two hundred twenty eight n (228 n) of LGTOC;

(i)	the Series A Shares underlying the CPOs will be registered in the RNV of the CNBV. The CPOs are intended to be acquired by Foreign Investors in accordance with the provisions of the Foreign Investment Law and its Regulations (Ley de Inversión Extranjera y su Reglamento), in terms of the official communication No. DAJCNIE.315.12.769 dated November 6, 2012, supplemented by official communication number ( ) dated two thousand thirteen issued by the Ministry of Economy referred to in the Recitals of this CPO Deed;

(j)	the CPOs will be issued based on the Common Fund of the Issuance at a ratio of one (1) ordinary, nominative, no par value, Series A Share representing the variable portion of the capital stock of Volaris in the Trust per one (1) CPO that the Trustee shall place, up to the amount specified in the first paragraph of Clause First of this CPO Deed.

Under no circumstances will the Trustee be able to place a higher number of CPOs than the number of Volaris Series A Shares that are contributed in accordance with the Trust Agreement and which have become part of the Common Fund for this Issuance.

FIFTH. CPOs Certificates.

The CPOs herein issued shall be evidenced by one (1) or more certificates that will be deposited at Indeval, under the terms and for purposes of Articles 282 (two hundred eighty two), 283 (two hundred eighty three), 290 (two hundred and ninety) and other relevant articles of the Securities Law (Ley del Mercado de Valores), and the holders of the CPOs will validate their rights in relation with the Trust Shares in accordance with Article 290 (two hundred and ninety) and other relevant articles of the Securities Law.

SIXTH. Rights of the Holders.

The Holders of the CPOs will have the following rights:

(a) A share of the dividends and any and other distribution of any nature corresponding to the Trust Shares which form part of the Common Fund of this Issuance, in accordance with and under the terms approved by the shareholders general meeting of Volaris.

(b) through the Trustee, to subscribe and pay the capital increases resolved by Volaris in the exercise of the applicable preemptive rights, as long as they are applicable and the necessary funds are provided to the Trust.

(c) Upon expiration or early termination of the Trust Agreement, as applicable, to receive from the Trustee the Series A Shares or the product resulting from the sale of Series A Shares corresponding to them pursuant to the provisions of Clause Sixteenth of the Trust Agreement.

(d) The Holders of CPOs may withdraw the underlying Series A Shares in the event that (i) the bylaws of Volaris allow such withdrawal, (ii) for any reason, the Holder is a Mexican Investor, or (iii) the Mexican Foreign Investment Law permits such withdrawal.

(e) Any other right resulting from the Trust Agreement, the applicable law or from the holding of CPOs.

SEVENTH. Corporate Rights.

(A) Holders of CPOs will not have any voting rights with respect to the underlying Series A Shares, therefore the Trustee will grant a power of attorney to the person or persons indicated by the Technical Committee at least two (2) days before the date of the respective Volaris shareholders meeting, so that such legal representative or representatives may exercise the corresponding Series A Share rights, voting consistently in the same form in which most of the Series A Shares vote at such shareholders meeting, provided, however, that if the Trustee does not receive instructions from the Technical Committee, it will vote or cause to be voted such Trust Shares by the legal representatives it determines, in the same form in which the majority of the Series A Shares vote at such shareholders meeting.

(B) The Holders of CPOs, even if they are Foreign Investors, may instruct the Trustee in writing so that the Trustee exercises the applicable minority rights corresponding to the Trust Shares underlying the CPOs held by such Holders, in accordance with the applicable law and the by-laws of Volaris, providing the Trustee with the required funds to do so, provided, however, that such rights may be exercised directly by the Holders of CPOs, and therefore, the Trustee agrees to carry out the acts reasonably requested by the Holders of CPOs who will be responsible for any cost or expense derived from such acts.

With respect to the exercise of rights arising from or related to the Trust Shares which are subject to or related to a certain percentage of the capital stock of Volaris in accordance with the applicable law, the Trustee shall consider, for such purposes, the percentage representing the Trust Shares underlying the CPOs of the CPO holders who wish to exercise the corresponding rights with respect to the total outstanding shares of capital stock of Volaris.

The Trustee will not be responsible for how the Series A Shares are voted by the legal representatives or for the absence of such representatives at the general or special shareholders meetings of Volaris, as long as such representatives are appointed by the Technical Committee.

EIGHT. Meetings. The general meetings of the holders of CPOs will be carried out in accordance with the provisions of Articles 218 (two hundred and eighteen), 219 (two hundred and nineteen), 220 (two hundred and twenty), 221 (two hundred twenty one) and 228 s (two hundred twenty eight, paragraph s) of LGTOC and in accordance with the provisions of the Trust Agreement and other applicable provisions of the LGTOC and pursuant to the following provisions:

(a) The general meetings of Holders of CPOs will represent them as a group and will meet whenever they are called by the Common Representative.

Any Holder or group of Holders of CPOs representing at least ten percent (10%) of the outstanding CPOs may request the Common Representative to call a general meeting of CPOs Holders indicating in his petition the issues to be addressed at the meeting. The Common Representative shall issue the call for the meeting within a period of twenty (20) days as of the date the request was received. If the Common Representative fails to comply with this obligation, the judge of the domicile of the Trustee, at the request of the corresponding Holders of CPOs, shall issue the call for the general meeting of holders.

(b) The call for the meeting of holders of CPOs (with respect to first or subsequent call) will be published in the Official Federal Gazette and in one of the major newspapers of the domicile of the Trustee, at least 10 (ten) days prior to the date of the meeting. The call shall indicate the agenda to be discussed by the meeting. No call will be required if all Holders meet.

(c) Except as provided in the next paragraph, for the meeting of holders of CPOs to be considered legally convened by virtue of a first call, the Holders of at least half plus one of the outstanding CPOs must be represented, and in second or subsequent calls, the meetings shall be deemed legally convened with any number of CPOs represented in the meeting. The decisions will be valid if approved by Holders representing a majority of the CPOs represented in the general holders meeting.

(d) In the following cases, for the meeting of Holders of CPOs to be considered legally convened by virtue of a first call, the Holders of at least seventy-five percent (75%) of the outstanding CPOs in this Issuance shall be represented, and in second or subsequent calls, the meeting shall be deemed legally convened with any number of CPOs represented in the meeting. The following decisions will only be valid when they are approved by half plus one of the votes comprising the totality of all the Holders of CPOs:

(i) the revocation of the appointment of the Common Representative;

(ii) the appointment of a new Common Representative; and

(iii) the impairment of any rights corresponding to the Holders of the CPOs, with respect to the Series A Shares or in any other form (including the voting rights of the CPOs per se, in any general meeting of the Holders of CPOs, notwithstanding the absence of voting rights, for the Holders of the CPOs with respect to the underlying Trust Shares).

(e) In order to attend the general meetings of the Holders, the Holders shall evidence their ownership through certificates issued by Indeval and by any custodian maintaining accounts in Indeval, filing the corresponding documentation (and any additional documentation required, including any power of attorney or proxy granting authority to an attorney or representative) in the place designated in the call for a general meeting of the Holders no later than one day before the schedule date for the meeting. The Holders may be represented in the general meeting of Holders by their legal representative authorized by means of a proxy.

(f) The general meeting of the holders shall be chaired by the Common Representative and the Holders will have the right to cast as many votes as they are entitled to, pursuant to the CPOs held by each of the Holders, having (1) one vote for each CPO issued.

(g) The Holders of the CPOs having a conflict of interest in a particular transaction shall refrain from any deliberation or vote related to such transaction.

NINTH. Acceptance and Obligations of the Common Representative.

                     S.A., Institución de Banca Múltiple,                     , División Fiduciaria, through its representative, accepts its appointment as Common Representative of the Holders. The Common Representative agrees to have all rights and obligations derived from this deed, the Trust Agreement and the LGTOC, for which it has verified the existence of the Trust Estate and the authenticity of the report prepared by Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo, and it authorizes with his signature, the CPOs issued in accordance with this CPO Deed in accordance with article 228 r (two hundred twenty eight r) of the LGTOC.

The Common Representative of the Holders of this issuance shall have, in addition to those provided by applicable law, the following rights and obligations:

(a) to review, at any time, the status of the Common Fund of the Issuance;

(b) to verify the creation and terms of the Trust Agreement;

(c) to verify the existence of the Trust Shares;

(d) to authenticate with his signature the certificates representing the CPOs;

(e) to exercise the rights of the Holders of CPOs in connection with the payment of any dividend or distribution, of any nature, to which they are entitled;

(f) to request from Volaris, the holders of the CPOs and the Trustee any information reasonably necessary to comply with the obligations derived from its appointment;

(g) to ensure the proper compliance of the obligations contained in the Trust Agreement and in this CPO Deed;

(h) to call and chair the general meeting of the holders of CPOs;

(i) to preserve all notices and reports sent by the Trustee and to maintains available such information for the holders of the CPOs;

(j) to monitor the interests of the holders of the CPOs and their rights under this CPO Deed, the Trust Agreement and the applicable law;

(k) to carry out any action to protect the rights, actions or resources of the holders of the CPOs;

(l) to execute the resolutions taken at the general meetings of the holders of the CPOs.

In order for the Common Representative to exercise and comply with the rights and obligations resulting from its appointment, Volaris, the Holders of the CPOs and the Trustee shall provide to the Common Representative or to the people indicated by the Common Representative, the information reasonably required under applicable law, which will have the right to request; provided, however, that the Common Representative shall keep such information confidential, unless there is an obligation to disclose it under the terms of applicable law or by a court order or by express permission of the party that would have given the information.

The holders of CPOs, by resolution taken at a general meeting of holders of the CPOs (subject to the provisions of the LGTOC) may revoke the appointment of the Common Representative and appoint a substitute Common Representative, provided, that, such revocation shall only have effects from the date on which a substitute common representative has been appointed, has accepted the position and has taken possession of it.

TENTH. Fees of the Common Representative. The Common Representative will receive the fees agreed with Volaris in a separate document which will be paid by Volaris.

ELEVENTH. Fees of the Trustee. The Issuer will charge the amounts indicated in the Trust Agreement, which will be paid by Volaris. Also, Volaris will pay all the expenses, duties and fees related to the granting, cancellation and registration of this Issuance.

TWELFTH. Fees of Indeval. Volaris shall pay the fees generated by the deposit and administration of the CPOs deposited at Indeval.

THIRTEENTH. Amendments. This CPO Deed may only be amended with the prior approval of the CNBV in accordance with the terms of Article 228 o (two hundred twenty eight paragraph o) of the LGTOC.

FOURTEENTH. Term. The term of the CPOs will be the same as the term of the Trust Agreement.

In case of termination of the Trust Agreement and therefore, extinction of the Trust, the Trustee will proceed in accordance with clause Sixteenth of the Trust Agreement.

FIFTHTEENTH. Notices. Under the terms of Article 228 m (two hundred twenty eight paragraph m) of LGTOC, the Trustee and the underwriters placing among Foreign Investors the CPOs, initially and in any subsequent placement shall insert in the notices or respective advertising the information indicated in such number.

SIXTEENTH. Submission. For the specific purposes of this Issuance, the persons acquiring CPOs after the Issuance will be subject to the provisions of this CPO Deed and the Trust Agreement.

Similarly, foreign legal entities, foreign individuals, foreign economic units without legal personality, Mexican entities with mostly foreign capital participation and immigrants linked with any foreign economic decision-making center, by the mere fact of the acquisition and possession of CPOs shall be considered as Mexican nationals with respect to the CPOs that they acquire and which they hold, and they agree that by acquiring and holding the same, they will not invoke the protection of their governments, or will be penalized by giving title to the CPOs at issue to the Mexican Nation

SEVENTEENTH. Applicable Law and Jurisdiction. For the interpretation, execution and enforcement of this CPO Deed, the LGTOC, the laws and the banking securities and commercial practices of Mexico will be applicable; therefore, the parties and the Holders of the CPOs hereto irrevocably submit to the jurisdiction of the courts located in Mexico City, Federal District, with respect to any claim or action arising from this Agreement and hereby waives any other jurisdiction to which they may be entitled by virtue of their present or future domicile, or for any other reason.

EIGHTEENTH. Additional Provisions.

Any matter not specifically provided for in this CPO Deed shall be governed by the provisions of the Trust Agreement and the applicable law.